Exhibit 99.1

Marinus Pharmaceuticals Appoints Elan Ezickson to Board of Directors

RADNOR, PA, December 12, 2019 (Globe Newswire) – Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS) (“Marinus” or “Company”), a pharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy, depression and other neuropsychiatric disorders, announced today that Elan Ezickson, has joined the Company’s Board of Directors. Mr. Ezickson is a highly accomplished executive with over 30 years of experience in the life sciences industry across commercial, operational and strategic leadership roles.

“We are thrilled to welcome Elan to our board of directors,” said Scott Braunstein, M.D., Chief Executive Officer of Marinus. “His diverse leadership experience across the entire value chain of pharmaceutical operations, from capital raising to program development, will be invaluable to Marinus as we continue to execute on the clinical development of ganaxolone across multiple registrational Phase 3 studies. We look forward to leveraging his valuable insight as we prepare for significant regulatory and clinical milestones in 2020.”

Mr. Ezickson brings extensive biopharmaceutical operational, strategic and capital formation expertise to Marinus’s board, most recently having served as the Chief Operating Officer and head of corporate development at Scholar Rock Holding Corporation, a clinical stage biotechnology company focused on novel oncology and rare disease treatments. At Scholar Rock, Mr. Ezickson directed corporate development, operations and strategy, and played a significant role in corporate finance, leading the company’s initial public offering. Prior to joining Scholar Rock, Mr. Ezickson served as Executive Vice President and Chief Operating Officer of Aveo Pharmaceuticals where he built and oversaw corporate development, commercial operations, technical operations, medical affairs, program management and legal functions and led capital raising and licensing efforts with multinational pharmaceutical companies. Prior to Aveo, he was at Biogen in roles that included President of Biogen Canada, Program Executive and Associate General Counsel. Mr. Ezickson holds a Bachelor of Arts degree in political science from Yale University and a Juris Doctorate from the Columbia University School of Law.

Mr. Ezickson also currently serves on the Boards of Directors of three clinical stage biotechnology firms including Carmine Therapeutics, Tvardi Therapeutics and Ziopharm Oncology.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety, and convenient dosing to improve the lives of patients suffering from epilepsy and depression. Ganaxolone is a positive allosteric modulator of GABAA that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose forms intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings.  Marinus is conducting the first ever pivotal studies in children with CDKL5 deficiency disorder and PCDH19-related epilepsy and has recently released top-line data from Phase 2 studies in women with postpartum depression and patients with refractory status epilepticus. For more information visit www.marinuspharma.com. Please follow us on Twitter: @MarinusPharma.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical study testing schedule and milestones, the ability to complete enrollment in our clinical studies, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical studies, the timing of the clinical studies, enrollment in clinical studies, availability of data from ongoing clinical studies, expectations for regulatory approvals, the attainment of clinical study results that will be supportive of regulatory approvals, and other matters, including the development of formulations of ganaxolone, and the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of our drug candidates. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:

Lisa M. Caperelli

Executive Director, Investor & Strategic Relations

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com